SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2002

SYNQUEST, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-30963	14-1683872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3500 Parkway Lane, Suite 555 Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 325-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Signatures
Agreement and Plan of Merger dated August 30, 2002
Form of Voting Agreement dated August 30, 2002
Form of Voting Agreement dated August 30, 2002
Agreement and Plan of Merger dated August 30, 2002
Form of Voting Agreement dated August 30, 2002
Form of Voting Agreement dated August 30, 2002
Stock Purchase Agreement dated August 30, 2002
Registration Rights Agreement August 30, 2002
Shareholders' Agreement dated August 30, 2002
Form of Certificate of Designations for Series A
Press Release issued by SynQuest,Inc.

Item 5. Other Events.

     On August 30, 2002, SynQuest, Inc. (“SynQuest”), Viewlocity, Inc. (“Viewlocity”) and Tilion, Inc. (“Tilion”) entered into definitive agreements to merge the companies. Viewlocity and Tilion will, through a series of related transactions, merge with and into SynQuest, with SynQuest remaining as the surviving legal entity. In addition to the two mergers, SynQuest will also issue up to 6.8 million shares of Series A convertible preferred stock, the terms of which are described below (“Series A Preferred”), at a price of $2.50 per share for total consideration valued between $14.5 million and $17.6 million (the “Private Placement”) in exchange for cash investments by existing shareholders of SynQuest and Viewlocity, including Battery Ventures and Warburg Pincus, and new investors, including Ticonderoga Capital and Jeffrey Simpson, the chief executive officer of Viewlocity. A portion of that additional investment may consist of conversion of up to $7 million of bridge financing debt owed by SynQuest and Viewlocity to certain of the investors that may be outstanding prior to closing. The existing shareholders of Tilion, including North Bridge Venture Partners and Venrock Associates, will receive approximately 5.2 million shares of Series A Preferred in the merger with Tilion, for total consideration of approximately $13 million. Tilion is expected to have approximately $13 million in cash, net of any liabilities, at the time of the merger. The new funding, consisting of the Private Placement and the Tilion cash, will be used for working capital and general corporate purposes.

     As consideration for the Viewlocity merger, SynQuest will issue a total of 2,946,867 shares of its common stock (which is equal to the number of shares of SynQuest common stock currently outstanding) to Viewlocity’s Series F Preferred stockholders. Holders of other classes and series of Viewlocity capital stock will receive nominal cash consideration. The Viewlocity merger is subject to receipt of approval by the shareholders of SynQuest and Viewlocity and satisfaction of customary closing conditions. Viewlocity stockholders holding sufficient voting power to approve the merger have signed agreements to vote in favor of the merger. SynQuest shareholders holding sufficient voting power to approve the merger have also signed agreements to vote in favor of the Viewlocity merger.

     As consideration for the Tilion merger, Tilion’s preferred stockholders will receive 5.2 million shares of Series A Preferred. The number of shares of Series A Preferred to be issued to Tilion’s preferred stockholders is subject to adjustment based on Tilion’s closing date balance sheet. Holders of other classes of Tilion capital stock will receive nominal cash consideration. Tilion’s obligation to close the transaction is conditioned on, among other things, (i) issuance of at least $10 million of Series A Preferred in the Private Placement, (ii) certain SynQuest liabilities remaining below a specified level as of September 30, 2002, (iii) and the combined revenue of SynQuest and Viewlocity for the three-month period ending September 30, 2002 exceeding specified minimums. SynQuest’s obligation to close the Tilion merger is conditioned on, among other things, Tilion having, as of the closing, at least $13 million in cash net of liabilities. Tilion stockholders holding sufficient voting power to approve the merger have signed agreements to vote in favor of the merger. SynQuest shareholders holding sufficient voting power to approve the transaction have also signed agreements to vote in favor of the Tilion merger.

     Contemporaneously with the Viewlocity and Tilion mergers, SynQuest will issue up to 6.8 million shares of Series A Preferred at a price of $2.50 per share in the Private Placement to a group of investors led by Battery Ventures, Warburg Pincus, and Ticonderoga Capital. The terms of the Series A Preferred are set forth in a Certificate of Designations to be filed immediately prior to the consummation of the transactions described above, a copy of which is attached as an exhibit to this Form 8-K. The following is a summary of the terms of the Series A Preferred:

•	Dividends on the Series A Preferred will accrue at a rate of 7% per year and are cumulative.

•	SynQuest will not declare or pay out any cash dividends during the two-year period following the closing.

•	Except as described below, the Series A Preferred has priority over the common stock in any liquidation, dissolution or winding up of SynQuest, and in connection with allocation of proceeds in any merger, acquisition, sales of all or substantially all of SynQuest’s assets, or similar major corporate transactions (other than certain qualified public offerings) (collectively referred to as a “liquidation event”). In the event of a liquidation event, holders of the Series A Preferred will be entitled to receive $2.50 per share and an additional amount such that the holders will receive a total return equal to a 15% internal rate of return (including dividends) per year compounded annually. Notwithstanding the Series A Preferred priority, in connection with any such liquidation event, the holders of common stock will be entitled to receive 8% of the proceeds available to SynQuest shareholders (pro rata, in accordance with share ownership) until the Series A Preferred liquidation preference is satisfied. After the Series A Preferred liquidation preference is satisfied, the remaining proceeds will be distributed to the holders of the common stock.

•	Generally, shares of Series A Preferred vote as one class with the common stock on an as-converted to common basis.

•	The initial conversion rate of Series A Preferred to common stock is one to one, subject to adjustment in certain circumstances. Shares of Series A Preferred are convertible to common stock at any time at the option of the holder. Shares of Series A Preferred will be automatically converted to common stock upon (i) a public offering of common stock meeting certain thresholds, (ii) the vote of two-thirds of the then outstanding shares of Series A Preferred, or (iii) the common stock attaining a $10.00 closing price for 100 of 120 trading days. The Series A Preferred is not redeemable.

     SynQuest has agreed to file a registration statement within 180 days after the closing of the transactions covering (i) the common stock issuable upon conversion of the Series A Preferred, (ii) the common stock issued to the Viewlocity Series F stockholders in the Viewlocity merger who agree to have their shares included in the registration statement, and (iii) the common stock currently held by

Warburg Pincus, SynQuest’s current majority shareholder. The shareholders covered by the registration statement have agreed not to sell or transfer their shares of SynQuest for one year following the closing. In addition to customary closing conditions, the obligations of the investor group to close the Private Placement are conditioned upon (i) certain SynQuest liabilities remaining below a specified level as of September 30, 2002 and (ii) the combined revenue of SynQuest and Viewlocity for the three-month period ending September 30, 2002 exceeding specified minimums. SynQuest shareholders holding sufficient voting power to approve the transaction have also signed agreements to vote in favor of the Private Placement.

     Immediately following completion of the transactions, the shares of common stock held by the current shareholders of SynQuest are expected to represent approximately 16% of the equity of the combined company, the shares of SynQuest common stock held by the current shareholders of Viewlocity are expected to represent approximately 16% of the equity of the combined company, and the shares of Series A Preferred issued in the Private Placement and the Tilion merger are expected to represent approximately 68% of the equity of the combined company (in each case, assuming that SynQuest issues $17 million of Series A Preferred in the Private Placement and assuming full conversion of the Series A Preferred).

     On September 3, 2002, SynQuest, Viewlocity and Tilion issued a press release announcing the transactions. Copies of the definitive transaction agreements and the press release issued by SynQuest, Viewlocity and Tilion announcing the transactions are attached hereto as exhibits and are incorporated herein by reference. The foregoing descriptions of the transaction agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

Item 7. Financial Statements and Exhibits

     The following exhibits are filed herewith and made a part hereof.

Exhibit No.	Description of Exhibit

99.1	Agreement and Plan of Merger dated August 30, 2002, between SynQuest, Inc. and Viewlocity, Inc.

99.2	Form of Voting Agreement dated August 30, 2002, between SynQuest, Inc. and the stockholders of Viewlocity, Inc. named on the signature pages thereof.

99.3	Form of Voting Agreement dated August 30, 2002, between Viewlocity, Inc. and the shareholders of SynQuest, Inc. named on the signature pages thereof.

99.4	Agreement and Plan of Merger dated August 30, 2002, between SynQuest, Inc. and Tilion, Inc.

99.5	Form of Voting Agreement dated August 30, 2002, between SynQuest, Inc. and the stockholders of Tilion, Inc. named on the signature pages thereof.

99.6	Form of Voting Agreement dated August 30, 2002, between Tilion, Inc. and the shareholders of SynQuest, Inc. named on the signature pages thereof.

99.7	Stock Purchase Agreement dated August 30, 2002, among SynQuest, Inc. and the parties listed on the signature pages thereof.

99.8	Registration Rights Agreement dated as of August 30, 2002, between SynQuest, Inc. and the shareholders named on the signature pages thereof.

99.9	Shareholders’ Agreement dated as of August 30, 2002, between SynQuest, Inc. and the shareholders named on the signature pages thereof.

99.10	Form of Certificate of Designations for Series A Convertible Preferred Stock of SynQuest, Inc.

99.11	Press Release, issued by SynQuest, Inc., Viewlocity, Inc. and Tilion, Inc. on September 3, 2002.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 5, 2002

SYNQUEST, INC.

	By:	/s/ John Bartels

John Bartels Executive Vice President, Finance and Administration (Principal Accounting Officer)